Exhibit 99.1

99¢ ONLY STORES® REPORTS SECOND QUARTER FISCAL 2010 CONSOLIDATED EARNINGS PER SHARE OF $0.14 VERSUS A LOSS OF $0.13 IN THE SECOND QUARTER FISCAL 2009

CITY OF COMMERCE, California – November 4, 2009 - 99¢ Only Stores® (NYSE:NDN) (the “Company”) announces its financial results for the second quarter ended September 26, 2009.

Highlights for Second Quarter Fiscal 2010 versus Second Quarter Fiscal 2009:
▪	Retail sales for the Company’s consolidated operations (including Texas) increased by 2.4% to $314.8 million and same-store sales increased 2.3%
▪	Consolidated gross margin increased by 130 basis points to 39.9% of sales
▪	Product cost decreased by 150 basis points to 56.6%
▪	Shrink and scrap increased by 20 basis points to 3.2%
▪	Fluctuations in excess and obsolete inventory reserves also decreased margin by 30 basis points, included in shrinkage in Table 1
▪	Consolidated operating expenses decreased to 33.2% of sales including a 310 basis point reduction in expenses for ongoing operations
▪	Retail operating costs decreased 150 basis points to 24.2%
▪	Distribution and transportation costs decreased 90 basis points to 5.1%
▪	Corporate G&A costs decreased 70 basis points to 3.5%
▪	Impairment of $10.1 million of assets in Texas in the prior year added 330 basis points to prior year expenses
▪	Consolidated Net Income (including Texas) increased by $19.0 million to $9.6 million, or $0.14 per diluted share versus a net loss of $9.4 million, or ($0.13) per diluted share
▪	Non-Texas Operating Income increased to $14.9 million from $2.0 million in the prior year
▪	Texas Operating Income improved to approximately breakeven at $0.1 million from a loss of $13.8 million in the prior year including the write-off of $10.1 million in assets

Eric Schiffer, CEO of 99¢ Only Stores®, stated, “We are pleased with our financial results for the second quarter of fiscal 2010 and believe that our long-term operational improvement initiatives have established significant traction.  We continue to outperform our four-year profit improvement plan, and believe that the gains realized thus far are sustainable.  We have achieved significant improvement in our operating income in all regions. Regarding Texas, we are pleased that we achieved approximately breakeven in the second quarter of fiscal 2010, which exceeded our expected improvement timeline.  Companywide, we believe that we can exceed our previously announced fiscal 2012 target for earnings before taxes of 4.7% by 30-60 basis points for the current fiscal year.  We are revising our strategic plan and expect to share the results of this planning process and provide an update on our long-term profit improvement plan on our third quarter conference call in February 2010.  One interesting note is that some of our customers are thanking us for providing them the opportunity to buy more healthful food products, such as our fresh produce, that they could not otherwise afford.  It is gratifying to know that our extreme value is helping families during these tough times.”

Consolidated Results (including Non-Texas and Texas operations)

Net consolidated sales for the second quarter of fiscal 2010 were $324.7 million, a 2.2% increase compared to net sales of $317.8 million for the second quarter of fiscal 2009.  Same-store sales for the second quarter of fiscal 2010 increased 2.3% versus the second quarter of fiscal 2009.

Consolidated gross profit for the fiscal 2010 second quarter was $129.6 million, compared to $122.7 million in the second quarter of the prior fiscal year.  The Company's consolidated gross profit margin was 39.9% in the fiscal 2010 second quarter versus 38.6% in the second quarter of the prior fiscal year.

Selling, general, and administrative expenses were $107.7 million, or 33.2% of consolidated sales, in the fiscal 2010 second quarter versus $125.8 million, or 39.6% of sales, in the second quarter of the prior fiscal year.

Consolidated operating income for the second quarter of fiscal 2010 was $15.0 million, compared to an operating loss of $11.8 million in the second quarter of fiscal 2009.  Operating income as a percentage of sales increased 830 basis points to 4.6% in the second quarter of fiscal 2010 versus negative 3.7% in the comparable period last year.

Net income for the second quarter of fiscal 2010 increased to $9.6 million, or $0.14 per diluted share, compared to a net loss of $9.4 million, or ($0.13) per diluted share, for the second quarter of fiscal 2009.

During the second quarter of fiscal 2010, the Company opened one store in California and closed one Texas store.  The Company currently operates 272 stores, with 203 stores in California, 32 in Texas, 25 in Arizona, and 12 in Nevada.  The Company opened a store in California on October 29, 2009 and plans to open approximately three additional California stores during the balance of fiscal 2010.

Management Analysis of Texas and Non-Texas Operations

The Company reports the results of its Texas operations on a consolidated basis with its non-Texas operations in accordance with GAAP in its Quarterly Report on Form 10-Q for the second quarter of fiscal 2010.  In addition, in Table 1 at the end of this release, the Company is also providing a management analysis of its quarterly operating results for non-Texas and Texas operations and reconciliation to its GAAP consolidated results.  Due to the Company’s previously announced plan to exit the Texas market, and the rescission of that decision by the Company’s Board of Directors on August 4, 2009, the Company believes it is meaningful for investors to review an analysis of its results of operations separately for non-Texas and Texas operations in addition to its consolidated results while the cost structure of its non-Texas operations are still materially different from the cost structure of its overall financial results.  Its non-Texas operations comprise all of its operations in California, Arizona, and Nevada and generate approximately 91% of its retail sales revenue.  The analysis for Texas operations provided in Table 1 for the second quarter of both fiscal 2010 and fiscal 2009 include only revenues and expenses incurred directly in the Texas operations, with no allocation of costs incurred in the California distribution centers or corporate offices; these unallocated, indirect costs are not material to non-Texas results but may be material to Texas results.  During the second quarter of fiscal 2010, Texas stores were operated under unusual conditions, with 11 stores closed during the first quarter and one store in the second quarter, and thus these quarterly results are not indicative of the cost structure that would be incurred for an ongoing operation of the 32 stores that currently remain open.  The non-GAAP financial measures in Table 1 should be viewed in addition to, and not as an alternative to, the Company’s consolidated financial statements prepared in accordance with GAAP.

Second Quarter Management Analysis of Non-Texas Operations

Highlights for Second Quarter Fiscal 2010 versus Second Quarter Fiscal 2009:
▪	Retail sales in the Company’s non-Texas retail operations increased by 4.1% to $287.8 million and same-store sales increased 0.9%
▪	Non-Texas gross margin increased by 110 basis points to 40.3% of sales
▪	Product cost decreased by 160 basis points to 56.5%
▪	Shrink and scrap increased 30 basis points to 3.1%
▪	Fluctuations in excess and obsolete inventory reserves also decreased margin by 30 basis points, included in shrinkage in Table 1
▪	Non-Texas operating expenses decreased by 310 basis points to 33.2% of sales
▪	Retail operating costs decreased 130 basis points
▪	Distribution and transportation costs decreased 110 basis points
▪	Corporate G&A costs decreased 80 basis points
▪	Non-Texas operating income increased to $14.9 million, or 5.0% of sales, from $2.0 million, an increase in operating income of $12.9 million

Gross profit for the Company’s non-Texas operations was $119.4 million in the second quarter of fiscal 2010, compared to $111.7 million in the second quarter of fiscal 2009.  This equates to a gross profit margin of 40.3% for the second quarter of fiscal 2010, a 110 basis point improvement from a gross profit margin of 39.2% in the comparable period last year.  This improvement reflects a 160 basis point improvement in merchandise purchase cost partially offset by an increase of 30 basis points in shrink and scrap costs and an increase of 30 basis points due to fluctuations in excess and obsolete reserve levels which were favorable by $0.5 million in the prior year and unfavorable by $0.4 million this year. The Company believes that this improvement in gross margin is due to a favorable product mix, new buying and merchandising initiatives to drive sales of higher margin items, and an improvement in purchase cost margin primarily as a result of retail price increases.  The Company increased all price points by adding 99/100 of one cent to every price point in September 2008 (e.g. its primary price point of 99¢ increased to 99.99¢, 59¢ increased to 59.99¢, etc.).

Non-Texas operating expenses were $98.3 million, or 33.2% of sales, in the second quarter of fiscal 2010 versus $103.3 million, or 36.3% of sales, in the second quarter of the prior fiscal year.  The Company’s improved operating expense ratio is a result of across the board decreases in the components of operating expense.  This is a key objective in the Company’s long-term profit improvement plan.  A primary driver of this improvement is decreased store labor costs despite minimum wage increases in Arizona and Nevada, reflecting higher labor productivity, which contributed to a decrease of 130 basis points in retail operating costs.  Additionally, the Company’s distribution and transportation costs improved 110 basis points to 4.9% of non-Texas sales versus 6.0% last year, and corporate G&A costs were reduced by 80 basis points during this quarter to 3.8% of non-Texas sales as compared to 4.6% of non-Texas sales in the second quarter of fiscal 2009.

Non-Texas operating income for the second quarter of fiscal 2010 was $14.9 million, an operating margin of 5.0% of sales, compared to operating income of $2.0 million and an operating margin of 0.7% of sales in the second quarter of fiscal 2009.  This represents an operating margin improvement of 430 basis points.

Second Quarter Analysis of Texas Operations

Retail sales for the Company’s Texas operations were $27.0 million in the second quarter of fiscal 2010, a 12.9% decrease from retail sales of $31.0 million in the comparable period last year due to the effect of 17 Texas stores being closed, 12 of which were closed during the first half of fiscal 2010.    These closed stores had approximately $9.7 million in sales during the second quarter of fiscal 2009.  Same-store sales in Texas operations increased by 19.8% in the second quarter of fiscal 2010.  The Company currently operates 32 Texas stores compared to 48 stores in the same quarter last year.

Gross profit for the Company’s Texas operations was $10.2 million, 36.1% of sales, in the second quarter of fiscal 2010, compared to $11.0 million, 33.3% of sales, in the second quarter of fiscal 2009.  This 280 basis point increase reflects a 140 basis point decrease in merchandise purchase cost; 60 basis point decrease in shrinkage and 60 basis point decrease in other costs of goods sold including freight rates versus the prior year. The Company believes the closing of certain Texas stores and the anticipation and announcement of the Texas market exit plan in September 2008 contributed to an unusually high level of shrinkage of 5.6% in the second quarter of fiscal 2009 and 5.0% in the second quarter of fiscal 2010; going forward this rate is expected to continue to decline.

Texas operating expenses were $9.5 million, or 33.4% of sales, in the second quarter of fiscal 2010 versus $22.4 million, or 68.3% of sales, in the second quarter of the prior year.  Operating expenses in the second quarter this year included an unusually large insurance reimbursement of $0.56 million for hurricane losses incurred in prior periods.  Texas SG&A costs for the second quarter of fiscal 2009 included a leasehold improvement impairment charge of $10.1 million related to the Company’s decision during that quarter to exit the Texas market.  Depreciation has been substantially reduced due to the permanent impairment of certain Texas assets over the past year.

Texas second quarter fiscal 2010 operating income was $0.1 million, compared to a $13.8 million loss for the second quarter of fiscal 2009. The Company eliminated the costs and losses from 17 stores that were closed starting from the fourth quarter of fiscal 2009 through the second quarter of fiscal 2010.  Excluding the $10.1 million leasehold improvement impairment charges during last year’s second quarter, the operating loss in Texas was $3.7 million for the second quarter of fiscal 2009.

CASH AND LIQUIDITY

As of the end of the second quarter, the Company held $146.1 million in cash and short and long-term marketable securities, and had no debt.

SHARE REPURCHASE PROGRAM

During the second quarter, the Company did not repurchase any shares of its common stock.  At the end of second quarter of fiscal 2010, the Company had approximately $17.1 million available for potential future repurchases under its $30 million share repurchase program originally authorized in June 2008.

OUTLOOK

For the third quarter of fiscal 2010, the Company expects positive same-store sales in the low single digits with an improving gross margin consistent with holiday season product mix shifts, although the comparison to the prior year will be affected by the fact that the Company’s price increase to 99.99 cents was adopted in late September 2008.  The Company believes that it can exceed its previously announced fiscal 2012 target for earnings before taxes of 4.7% by 30-60 basis points for the current fiscal year.  The Company plans to provide an update on its long-term profit improvement plan on the third quarter conference call in February 2010.

CONFERENCE CALL DETAILS

The Company’s conference call to discuss our fiscal 2010 second quarter and the other matters described in this release is scheduled for today, Wednesday November 4, 2009 at 1:30 p.m. Pacific Time.  Investors interested in participating in the live call can dial (866) 900-3561 from the U.S.A. and international callers can dial (816) 249-4306.  Please phone in approximately 9 minutes before the call is scheduled to begin and hold for an InterCall operator to assist you.  Please inform the operator that you are calling in for 99¢ Only Stores’ Second Quarter Fiscal 2010 Earnings Release conference call, and be prepared to provide the operator with your name, company name, and position if requested.  A telephone replay will be available approximately two hours after the call concludes and will be available through Wednesday, November 18, 2009, by dialing (800) 642-1687 from the U.S.A., or (706) 645-9291 from international locations, and entering confirmation code 39013693.

A copy of this earnings release and any other financial and statistical information about the period to be presented in the conference call will be available prior to the call at the section of the Company’s website entitled “Investor Relations” at www.99only.com.

99¢ ONLY STORES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	September 26, 2009	March 28, 2009
	(Unaudited)
ASSETS
Current Assets:
Cash	$26,825	$21,930
Short-term investments	101,406	93,049
Accounts receivable, net of allowance for doubtful accounts of $338 and $44 at September 26, 2009 and March 28, 2009, respectively	2,381	2,490
Income taxes receivable	7,603	1,161
Deferred income taxes	32,861	32,861
Inventories, net	169,548	151,928
Assets held for sale	7,753	7,753
Other	5,205	4,038

Total current assets	353,582	315,210
Property and equipment, net	276,623	271,286
Long-term deferred income taxes	33,686	35,685
Long-term investments in marketable securities	17,860	26,351
Deposits and other assets	15,174	14,341

Total assets	$696,925	$662,873

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$41,072	$36,009
Payroll and payroll-related	12,644	13,731
Sales tax	5,882	5,334
Other accrued expenses	26,528	23,342
Workers’ compensation	44,274	44,364
Current portion of capital lease obligation	67	65

Total current liabilities	130,467	122,845
Deferred rent	9,365	10,318
Deferred compensation liability	3,897	2,995
Capital lease obligation, net of current portion	484	519
Other liabilities	1,939	2,339

Total liabilities	146,152	139,016

Commitments and contingencies
Shareholders’ Equity:
Preferred stock, no par value – authorized, 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, no par value – authorized, 200,000,000 shares; issued and outstanding, 68,833,075 shares at September 26, 2009 and 68,407,486 shares at March 28, 2009	238,304	231,867
Retained earnings	313,189	294,081
Other comprehensive loss	(720)	(2,091)

Total shareholders’ equity	550,773	523,857

Total liabilities and shareholders’ equity	$696,925	$662,873

99¢ ONLY STORES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	For the Second Quarter Ended		For the First Half Ended
	September 26, 2009	September 27, 2008	September 26, 2009	September 27, 2008
Net Sales:
99¢ Only Stores	$314,821	$307,400	$636,666	$602,117
Bargain Wholesale	9,866	10,376	20,131	20,583
Total sales	324,687	317,776	656,797	622,700
Cost of sales (excluding depreciation and amortization expense shown separately below)	195,094	195,093	393,625	383,137
Gross profit	129,593	122,683	263,172	239,563
Selling, general and administrative expenses:
Operating expenses	107,734	125,775	218,984	235,901
Depreciation and amortization	6,875	8,681	13,818	17,401
Total selling, general and administrative expenses	114,609	134,456	232,802	253,302
Operating income (loss)	14,984	(11,773)	30,370	(13,739)
Other (income) expense:
Interest income	(248)	(1,100)	(611)	(2,232)
Interest expense	39	195	175	408
Other-than-temporary investment impairment due to credit losses	275	—	843	—
Other	(16)	1,677	(18)	1,355
Total other (income) expense, net	50	772	389	(469)
Income (loss) before provision (benefit) for income taxes and income attributed to noncontrolling interest	14,934	(12,545)	29,981	(13,270)
Provision (benefit) for income taxes	5,334	(3,131)	10,873	(3,702)
Net income (loss) including noncontrolling interest	9,600	(9,414)	19,108	(9,568)
Net income attributable to noncontrolling interest	—	—	—	(1,357)
Net income (loss) attributable to 99¢ Only Stores	$9,600	$(9,414)	$19,108	$(10,925)
Earnings (loss) per common share attributed to 99¢ Only Stores:
Basic	$0.14	$(0.13)	$0.28	$(0.16)
Diluted	$0.14	$(0.13)	$0.28	$(0.16)
Weighted average number of common shares outstanding:
Basic	68,686	70,016	68,596	70,038
Diluted	69,483	70,016	69,180	70,038

99¢ ONLY STORES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	First Half Ended
	September 26, 2009	September 27, 2008
Cash flows from operating activities:
Net income (loss) including noncontrolling interest	$19,108	$(9,568)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	13,818	17,401
Gain on disposal of fixed assets	(389)	(6)
Gain on sale of partnership asset	—	(1,542)
Long-lived asset impairment	431	10,355
Investments impairment	842	1,677
Excess tax benefit from share-based payment arrangements	(614)	—
Deferred income taxes	914	440
Stock-based compensation expense	4,124	1,766
Changes in assets and liabilities associated with operating activities:
Accounts receivable	109	(126)
Inventories	(16,999)	(26,742)
Deposits and other assets	(1,363)	1,006
Accounts payable	4,262	15,788
Accrued expenses	3,431	6,825
Accrued workers’ compensation	(90)	518
Income taxes	(6,442)	(4,815)
Deferred rent	(953)	(256)
Other long-term liabilities	(401)	—

Net cash provided by operating activities	19,788	12,721

Cash flows from investing activities:
Purchases of property and equipment	(18,815)	(22,163)
Proceeds from sale of fixed assets	428	32
Purchases of investments	(13,168)	(28,553)
Sales of investments	14,382	28,273
Proceeds from sale of partnership asset	—	2,218

Net cash used in investing activities	(17,173)	(20,193)

Cash flows from financing activities:
Repurchases of common stock	—	(901)
Repurchases of common stock related to issuance of Performance Stock Units	(1,091)	—
Payments of capital lease obligation	(33)	(29)
Proceeds from exercise of stock options	2,790	—
Proceeds from the consolidation of construction loan	—	1
Excess tax benefit from share-based payment arrangements	614	—

Net cash provided by (used in) financing activities	2,280	(929)

Net increase (decrease) in cash	4,895	(8,401)
Cash and cash equivalents - beginning of period	21,930	9,462

Cash and cash equivalents - end of period	$26,825	$1,061

99¢ ONLY STORES
Second Quarter Fiscal 2010 Unaudited Management Analysis of Non-Texas and Texas Operations and Reconciliation to GAAP Statements
TABLE 1
Description	Non-Texas		Non-Texas		Texas		Texas		Consolidated		Consolidated
	Q2%		Q2%		Q2%		Q2%		Q2%		Q2%
($ millions) (4)	FY2010	Sales	FY2009	Sales	FY2010	Sales	FY2009	Sales	FY2010	Sales	FY2009	Sales
Revenues
Retail	$287.8	97.1%	$276.4	97.0%	$27.0	95.5%	$31.0	94.3%	$314.8	97.0%	$307.4	96.7%
Bargain Wholesale	$8.6	2.9%	$8.5	3.0%	$1.3	4.5%	$1.9	5.7%	$9.9	3.0%	$10.4	3.3%
Total	$296.4	100%	$284.9	100%	$28.3	100%	$32.8	100%	$324.7	100%	$317.8	100%

Cost of Goods Sold
Purchase Cost	$167.5	56.5%	$165.4	58.1%	$16.2	57.2%	$19.2	58.6%	$183.7	56.6%	$184.7	58.1%
Shrinkage (1)	$9.6	3.2%	$7.4	2.6%	$1.4	5.0%	$1.9	5.6%	$11.0	3.4%	$9.3	2.9%
Other	$(.1)	0.0%	$.4	0.1%	$.5	1.8%	$.8	2.4%	$.4	0.1%	$1.1	0.4%
Total Cost of Goods Sold	$177.0	59.7%	$173.2	60.8%	$18.1	63.9%	$21.9	66.7%	$195.1	60.1%	$195.1	61.4%

Gross Margin	$119.4	40.3%	$111.7	39.2%	$10.2	36.1%	$11.0	33.3%	$129.6	39.9%	$122.7	38.6%

Selling, General and Administrative Expenses
Retail Operating	$71.0	23.9%	$71.8	25.2%	$7.5	26.5%	$9.7	29.5%	$78.5	24.2%	$81.5	25.6%
Distribution and Transportation	$14.7	4.9%	$17.1	6.0%	$1.9	6.5%	$2.1	6.4%	$16.5	5.1%	$19.2	6.0%
Corporate G&A	$11.2	3.8%	$13.0	4.6%	$.3	1.0%	$.4	1.3%	$11.5	3.5%	$13.4	4.2%
Store Asset Impairment	$.0	0.0%	$.2	0.1%	$.0	0.0%	$10.1	30.8%	$.0	0.0%	$10.4	3.3%
Other (incl. Stock-comp) (2)	$1.4	0.5%	$1.3	0.5%	$(.2)	(0.6)%	$.1	0.3%	$1.3	0.4%	$1.4	0.4%
Operating Expenses	$98.3	33.2%	$103.3	36.3%	$9.5	33.4%	$22.4	68.3%	$107.7	33.2%	$125.8	39.6%
Depreciation & Amortization	$6.2	2.1%	$6.4	2.2%	$.7	2.3%	$2.3	7.0%	$6.9	2.1%	$8.7	2.7%
Total Operating Expenses	$104.5	35.3%	$109.7	38.5%	$10.1	35.7%	$24.7	75.3%	$114.6	35.3%	$134.5	42.3%

Operating income (loss)	$14.9	5.0%	$2.0	0.7%	$.1	0.4%	$(13.8)	(42.0%)	$15.0	4.6%	$(11.8)	(3.7%)

Other (Income) Expense (3)									$.1	0.0%	$.8	0.2%

Income (loss) before provision (benefit) for income taxes and income attributed to noncontrolling interest									$14.9	4.6%	$(12.5)	(3.9%)

Provision (benefit) for Income Taxes									$5.3	1.6%	$(3.1)	(1.0%)
Net income (loss) including noncontrolling interest									$9.6	3.0%	$(9.4)	(3.0%)

Net income attributable to noncontrolling interest									$.0	0.0%	$.0	0.0%
Net income (loss) attributable to 99¢ Only Stores									$9.6	3.0%	$(9.4)	(3.0%)

EPS attributed to 99¢ Only Stores
Basic									$0.14		$(0.13)
Diluted									$0.14		$(0.13)
Shares Outstanding
Basic									68,686		70,016
Diluted									69,483		70,016

(1)	Shrinkage includes scrap, shrink, excess and obsolete inventory.
(2)	Other SG&A includes Stock-based compensation and SG&A for the Bargain Wholesale division.
(3)	Other (Income) Expense includes $0.2 million and $1.7 million of investment impairment charges for Q2 FY 2010 and Q2 FY 2009, respectively.
(4)	Dollar amounts and percentages may not add up due to rounding.

*                         *                         *                         *                         *

Founded over 25 years ago, 99¢ Only Stores® operates 272 extreme value retail stores with 203 in California, 32 in Texas, 25 in Arizona and 12 in Nevada. 99¢ Only Stores® emphasizes quality name-brand consumables, priced at an excellent value, in convenient, attractively merchandised stores. Over half of the Company’s sales come from food and beverages, including produce, dairy, deli and frozen foods, along with organic and gourmet foods. The Company’s New York Stock Exchange symbol is NDN.

We have included statements in this release that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. The words "expect," "estimate," "anticipate," "predict," "believe," “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in this release and include statements regarding the intent, belief or current expectations of the Company, its directors or officers with respect to, among other things, trends affecting the financial condition or results of operations of the Company, the business and growth strategies of the Company, the results of the Company’s operational and other improvements, including pursuant to the Company’s profit improvement plan, and the results of operations for the current quarter and current and future fiscal years. The shareholders of the Company and other readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for the reasons, among others, discussed herein and in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, including the risk factors contained in the Section – “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Note to Editors: 99¢ Only Stores® news releases and information available at www.99only.com.  Contact Rob Kautz, EVP & CFO, 323-881-1293